     Exhibit 99.1

CVS HEALTH CORPORATION REPORTS FIRST QUARTER 2024 RESULTS AND REVISES FULL-YEAR 2024 GUIDANCE

First Quarter Highlights
•Total revenues increased to $88.4 billion, up 3.7% compared to prior year •GAAP diluted EPS of $0.88 and Adjusted EPS of $1.31 •Generated cash flow from operations of $4.9 billion

2024 Full-Year Guidance
•Revised GAAP diluted EPS guidance to at least $5.64 from at least $7.06
•Revised Adjusted EPS guidance to at least $7.00 from at least $8.30
•Revised cash flow from operations guidance to at least $10.5 billion from at least $12.0 billion

CEO Commentary
“The current environment does not diminish our opportunities, enthusiasm, or the long-term earnings power of our company. We are confident we have a pathway to address our near-term Medicare Advantage challenges. We remain committed to our strategy and believe that we have the right assets in place to deliver value to our customers, members, patients, and shareholders.” -Karen S. Lynch, CVS Health President and CEO

WOONSOCKET, RHODE ISLAND, May 1, 2024 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2024.

Financial Results Summary

	Three Months Ended March 31,
In millions, except per share amounts	2024	2023	Change
Total revenues	$88,437	$85,278	$3,159
Operating income	2,271	3,446	(1,175)
Adjusted operating income (1)	2,957	4,370	(1,413)
Diluted earnings per share	$0.88	$1.65	$(0.77)
Adjusted EPS (2)	$1.31	$2.20	$(0.89)

First quarter revenues of $88.4 billion increased by 3.7% compared to the prior year, reflecting strong growth in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by a decline in our Health Services segment.

First quarter GAAP diluted EPS of $0.88 decreased from $1.65 in the prior year and Adjusted EPS of $1.31 decreased from $2.20 in the prior year, primarily due to a decline in the Health Care Benefits segment’s operating results, reflecting utilization pressure in the Company’s Medicare business.

Recognizing the potential for continued elevated medical cost trends in the remainder of 2024, the Company revised its full-year 2024 GAAP diluted EPS, Adjusted EPS and cash flow from operations guidance to reflect the assumption that the majority of this pressure will persist throughout 2024.

Investor Contact: Larry McGrath | Senior Vice President Business Development and Investor Relations | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director Corporate Communications | (860) 273-6095

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 22 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 14 and page 21 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated first quarter results

	Three Months Ended March 31,
In millions, except per share amounts	2024	2023	Change
Total revenues	$88,437	$85,278	$3,159
Operating income	2,271	3,446	(1,175)
Adjusted operating income (1)	2,957	4,370	(1,413)
Net income	1,124	2,142	(1,018)
Diluted earnings per share	$0.88	$1.65	$(0.77)
Adjusted EPS (2)	$1.31	$2.20	$(0.89)
For the three months ended March 31, 2024 compared to the prior year:
•Total revenues increased 3.7% primarily driven by growth in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by a decline in the Health Services segment.
•Operating income decreased 34.1% primarily due to the decrease in adjusted operating income described below, partially offset by the absence of a $349 million loss on assets held for sale related to the write-down of the Company’s Omnicare® long-term care business (“LTC business”) recorded in the prior year.
•Adjusted operating income decreased 32.3% primarily driven by declines in the Health Care Benefits and Health Services segments, partially offset by an increase in the Pharmacy & Consumer Wellness segment. See pages 3 through 5 for additional discussion of the adjusted operating income performance of the Company’s segments.
•Interest expense increased $127 million, or 21.6%, due to higher debt in the three months ended March 31, 2024, primarily driven by long-term debt issued in February and June of 2023 to fund the Company’s acquisitions of Signify Health, Inc. (“Signify Health”) and Oak Street Health, Inc. (“Oak Street Health”).
•The effective income tax rate increased to 28.9% compared to 25.6% primarily due to the impact of certain discrete tax items and their proportion to lower pre-tax income recorded during the three months ended March 31, 2024.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months ended March 31, 2024 and 2023 were as follows:

	Three Months Ended March 31,
In millions, except percentages	2024	2023	Change
Total revenues	$32,236	$25,877	$6,359
Adjusted operating income (1)	732	1,824	(1,092)
Medical benefit ratio (“MBR”) (3)	90.4%	84.6%	5.8%
Medical membership (4)	26.8	25.5	1.3

•Total revenues increased 24.6% for the three months ended March 31, 2024 compared to the prior year driven by growth in the Medicare and Commercial product lines.
•Adjusted operating income decreased 59.9% for the three months ended March 31, 2024 compared to the prior year primarily driven by increased Medicare utilization, the unfavorable impact of the previously disclosed decline in the Company’s 2024 Medicare Advantage star ratings, as well as an unfavorable year-over-year impact of prior-year development. These decreases were partially offset by increased volume due to growth in the Medicare and Commercial product lines, an increase in net investment income and improved fixed cost leverage across the business due to membership growth.
•The MBR increased to 90.4% in the three months ended March 31, 2024 compared to 84.6% in the prior year driven by increased Medicare utilization, the unfavorable impact of the Company’s 2024 Medicare Advantage star ratings, the unfavorable year-over-year impact of prior-year development, as well as the impact of an additional day in 2024 due to the leap year.
•Medical membership as of March 31, 2024 of 26.8 million increased 1.1 million members compared with December 31, 2023, reflecting increases in the Medicare and Commercial product lines, including an increase of 493,000 members related to the individual exchange business within the Commercial product line. These increases were partially offset by a decline in the Medicaid product line.
•Prior years’ health care costs payable estimates developed favorably by $473 million during the three months ended March 31, 2024. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2024 operating results.
•Days claims payable were 44.5 days as of March 31, 2024, a decrease of 1.4 days compared to December 31, 2023. The decrease was primarily driven by the impact of membership growth, higher pharmacy trends, as well as the number of days in each quarter.

See the supplemental information on page 16 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management (“PBM”) solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three months ended March 31, 2024 and 2023 were as follows:

	Three Months Ended March 31,
In millions	2024	2023	Change
Total revenues	$40,285	$44,591	$(4,306)
Adjusted operating income (1)	1,363	1,680	(317)
Pharmacy claims processed (5) (6)	462.9	587.3	(124.4)

•Total revenues decreased 9.7% for the three months ended March 31, 2024 compared to the prior year primarily driven by the previously announced loss of a large client during the three months ended March 31, 2024 and continued pharmacy client price improvements. These decreases were partially offset by pharmacy drug mix, growth in specialty pharmacy and the acquisitions of Oak Street Health and Signify Health.
•Adjusted operating income decreased 18.9% for the three months ended March 31, 2024 compared to the prior year primarily driven by continued pharmacy client price improvements, lower contributions from 340B, the previously announced loss of a large client during the three months ended March 31, 2024 and the inclusion of the Oak Street Health operating results in the three months ended March 31, 2024. These decreases were partially offset by improved purchasing economics, including increased contributions from the products and services of the Company’s group purchasing organization, as well as contributions from Signify Health in the three months ended March 31, 2024.
•Pharmacy claims processed decreased 21.2% on a 30-day equivalent basis for the three months ended March 31, 2024 compared to the prior year, reflecting the previously announced loss of a large client during the three months ended March 31, 2024.

See the supplemental information on page 17 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three months ended March 31, 2024 and 2023 were as follows:

	Three Months Ended March 31,
In millions	2024	2023	Change
Total revenues	$28,725	$27,922	$803
Adjusted operating income (1)	1,177	1,134	43
Prescriptions filled (5) (6)	417.6	404.8	12.8

•Total revenues increased 2.9% for the three months ended March 31, 2024 compared to the prior year primarily driven by increased prescription volume, including increased contributions from vaccinations, as well as pharmacy drug mix. These increases were partially offset by the impact of recent generic introductions, continued pharmacy reimbursement pressure and decreased front store volume, reflecting the impact of a decrease in store count and lower contributions from coronavirus disease 2019 (“COVID-19”) over-the-counter test kits.
•Adjusted operating income increased 3.8% for the three months ended March 31, 2024, compared to the prior year primarily driven by increased prescription volume, including increased contributions from vaccinations, improved drug purchasing and decreased operating expenses, including the favorable impact of the decrease in store count, during the three months ended March 31, 2024. These increases were partially offset by continued pharmacy reimbursement pressure.
•Prescriptions filled increased 3.2% on a 30-day equivalent basis for the three months ended March 31, 2024 compared to the prior year primarily driven by increased utilization.

See the supplemental information on page 18 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

2024 Full-year guidance

The Company revised its full-year 2024 GAAP diluted EPS guidance to at least $5.64 from at least $7.06 and its full-year 2024 Adjusted EPS guidance to at least $7.00 from at least $8.30. The Company also revised its full-year 2024 cash flow from operations guidance to at least $10.5 billion from at least $12.0 billion.

The Company’s guidance revision reflects the assumption that the majority of utilization pressure observed in the Health Care Benefits segment during the first quarter will persist throughout 2024. Additional details of the guidance revision can be found in the Q1 2024 Earnings Presentation that can be found on the Investor Relations section of the CVS Health website at http://investors.cvshealth.com.

The adjustments between full-year 2024 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, net realized capital losses, acquisition-related integration costs, opioid litigation charges and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its first quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the information under the headings “2024 Full-Year Guidance”, “CEO Commentary” and “Financial Results Summary” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2024	2023
Revenues:
Products	$53,724	$58,147
Premiums	30,391	24,352
Services	3,868	2,445
Net investment income	454	334
Total revenues	88,437	85,278
Operating costs:
Cost of products sold	48,073	51,455
Health care costs	27,803	20,448
Loss on assets held for sale	—	349
Operating expenses	10,290	9,580
Total operating costs	86,166	81,832
Operating income	2,271	3,446
Interest expense	716	589
Other income	(25)	(22)
Income before income tax provision	1,580	2,879
Income tax provision	456	737
Net income	1,124	2,142
Net income attributable to noncontrolling interests	(11)	(6)
Net income attributable to CVS Health	$1,113	$2,136

Net income per share attributable to CVS Health:
Basic	$0.88	$1.66
Diluted	$0.88	$1.65
Weighted average shares outstanding:
Basic	1,260	1,283
Diluted	1,267	1,291
Dividends declared per share	$0.665	$0.605

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	March 31, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$9,801	$8,196
Investments	3,288	3,259
Accounts receivable, net	32,217	35,227
Inventories	16,346	18,025
Other current assets	5,821	3,151
Total current assets	67,473	67,858
Long-term investments	24,074	23,019
Property and equipment, net	13,037	13,183
Operating lease right-of-use assets	17,045	17,252
Goodwill	91,272	91,272
Intangible assets, net	28,770	29,234
Separate accounts assets	3,271	3,250
Other assets	4,801	4,660
Total assets	$249,743	$249,728

Liabilities:
Accounts payable	$13,717	$14,897
Pharmacy claims and discounts payable	22,289	22,874
Health care costs payable	14,368	12,049
Policyholders’ funds	1,081	1,326
Accrued expenses	22,350	22,189
Other insurance liabilities	1,158	1,141
Current portion of operating lease liabilities	1,906	1,741
Short-term debt	2,719	200
Current portion of long-term debt	3,731	2,772
Total current liabilities	83,319	79,189
Long-term operating lease liabilities	15,742	16,034
Long-term debt	57,694	58,638
Deferred income taxes	4,184	4,311
Separate accounts liabilities	3,271	3,250
Other long-term insurance liabilities	5,178	5,459
Other long-term liabilities	6,205	6,211
Total liabilities	175,593	173,092

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	49,209	48,992
Treasury stock	(36,773)	(33,838)
Retained earnings	61,873	61,604
Accumulated other comprehensive loss	(341)	(297)
Total CVS Health shareholders’ equity	73,968	76,461
Noncontrolling interests	182	175
Total shareholders’ equity	74,150	76,636
Total liabilities and shareholders’ equity	$249,743	$249,728

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2024	2023
Cash flows from operating activities:
Cash receipts from customers	$84,997	$87,798
Cash paid for inventory, prescriptions dispensed and health services rendered	(44,824)	(50,223)
Insurance benefits paid	(24,894)	(19,757)
Cash paid to other suppliers and employees	(9,677)	(9,958)
Interest and investment income received	407	426
Interest paid	(1,043)	(773)
Income taxes paid	(63)	(75)
Net cash provided by operating activities	4,903	7,438

Cash flows from investing activities:
Proceeds from sales and maturities of investments	2,153	1,891
Purchases of investments	(3,545)	(2,358)
Purchases of property and equipment	(705)	(984)
Acquisitions (net of cash and restricted cash acquired)	(25)	(7,094)
Other	28	31
Net cash used in investing activities	(2,094)	(8,514)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	2,519	—
Proceeds from issuance of long-term debt	—	5,951
Repayments of long-term debt	(18)	(362)
Repurchase of common stock	(3,027)	(2,018)
Dividends paid	(840)	(779)
Proceeds from exercise of stock options	203	96
Payments for taxes related to net share settlement of equity awards	(31)	(34)
Other	(33)	(128)
Net cash provided by (used in) financing activities	(1,227)	2,726
Net increase in cash, cash equivalents and restricted cash	1,582	1,650
Cash, cash equivalents and restricted cash at the beginning of the period	8,525	13,305
Cash, cash equivalents and restricted cash at the end of the period	$10,107	$14,955

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2024	2023
Reconciliation of net income to net cash provided by operating activities:
Net income	$1,124	$2,142
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,138	1,001
Stock-based compensation	137	103
Deferred income taxes and other noncash items	(217)	155
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	3,008	(751)
Inventories	1,660	828
Other assets	(2,836)	(1,255)
Accounts payable and pharmacy claims and discounts payable	(1,410)	(1,203)
Health care costs payable and other insurance liabilities	2,253	4,382
Other liabilities	46	2,036
Net cash provided by operating activities	$4,903	$7,438

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the unaudited condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in the unaudited condensed consolidated statements of operations in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three months ended March 31, 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health and Oak Street Health. During the three months ended March 31, 2023, the acquisition-related transaction and integration costs relate to the acquisitions of Signify Health and Oak Street Health. The acquisition-related transaction and integration costs are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.

•During the three months ended March 31, 2024, the opioid litigation charge relates to a change in the Company’s accrual related to ongoing opioid litigation matters.
•During the three months ended March 31, 2023, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the planned reduction of corporate office real estate space in response to the Company’s new flexible work arrangement. The office real estate optimization charges are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within the Health Care Benefits, Health Services and Corporate/Other segments.
•During the three months ended March 31, 2023, the loss on assets held for sale relates to the LTC reporting unit within the Pharmacy & Consumer Wellness segment. During 2022, the Company determined that its LTC business was no longer a strategic asset and committed to a plan to sell it, at which time the LTC business met the criteria for held-for-sale accounting and its net assets were accounted for as assets held for sale. During the first quarter of 2023, a loss on assets held for sale was recorded to write down the carrying value of the LTC business to the Company’s best estimate of the ultimate selling price which reflected its estimated fair value less costs to sell. As of the third quarter of 2023, the Company determined the LTC business no longer met the criteria for held-for-sale accounting and accordingly the net assets associated with the LTC business were reclassified to held and used at their respective fair values.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 22 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 14 and page 21.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended March 31, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$428	$1,213	$1,113	$(483)	$2,271
Amortization of intangible assets	294	150	64	—	508
Net realized capital losses	10	—	—	8	18
Acquisition-related integration costs	—	—	—	60	60
Opioid litigation charge	—	—	—	100	100
Adjusted operating income (loss) (1)	$732	$1,363	$1,177	$(315)	$2,957

	Three Months Ended March 31, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,408	$1,638	$717	$(317)	$3,446
Amortization of intangible assets	295	41	65	1	402
Net realized capital losses	99	—	3	3	105
Acquisition-related transaction and integration costs	—	—	—	43	43
Office real estate optimization charges	22	1	—	2	25
Loss on assets held for sale	—	—	349	—	349
Adjusted operating income (loss) (1)	$1,824	$1,680	$1,134	$(268)	$4,370

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$1,113	$0.88	$2,136	$1.65
Amortization of intangible assets	508	0.40	402	0.31
Net realized capital losses	18	0.01	105	0.08
Acquisition-related transaction and integration costs	60	0.05	43	0.03
Opioid litigation charge	100	0.08	—	—
Office real estate optimization charges	—	—	25	0.02
Loss on assets held for sale	—	—	349	0.27
Tax impact of non-GAAP adjustments	(142)	(0.11)	(221)	(0.16)
Adjusted income attributable to CVS Health (2)	$1,657	$1.31	$2,839	$2.20

Weighted average diluted shares outstanding		1,267		1,291

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
March 31, 2024
Total revenues	$32,236	$40,285	$28,725	$115	$(12,924)	$88,437
Adjusted operating income (loss) (1)	732	1,363	1,177	(315)	—	2,957
March 31, 2023
Total revenues	$25,877	$44,591	$27,922	$188	$(13,300)	$85,278
Adjusted operating income (loss) (1)	1,824	1,680	1,134	(268)	—	4,370
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $3.4 billion and $4.1 billion of retail co-payments for the three months ended March 31, 2024 and 2023, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages and basis points (“bps”)	2024	2023	$	%
Revenues:
Premiums	$30,379	$24,339	$6,040	24.8%
Services	1,504	1,374	130	9.5%
Net investment income	353	164	189	115.2%
Total revenues	32,236	25,877	6,359	24.6%
Health care costs	27,458	20,595	6,863	33.3%
MBR (Health care costs as a % of premium revenues) (3)	90.4%	84.6%	580	bps
Operating expenses	$4,350	$3,874	$476	12.3%
Operating expenses as a % of total revenues	13.5%	15.0%
Operating income	$428	$1,408	$(980)	(69.6)%
Operating income as a % of total revenues	1.3%	5.4%
Adjusted operating income (1)	$732	$1,824	$(1,092)	(59.9)%
Adjusted operating income as a % of total revenues	2.3%	7.0%
Premium revenues (by business):
Government	$21,716	$17,528	$4,188	23.9%
Commercial	8,663	6,811	1,852	27.2%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	March 31, 2024			December 31, 2023			March 31, 2023
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	4,735	14,111	18,846	4,252	14,087	18,339	3,949	14,039	17,988
Medicare Advantage	4,205	—	4,205	3,460	—	3,460	3,387	—	3,387
Medicare Supplement	1,300	—	1,300	1,343	—	1,343	1,344	—	1,344
Medicaid	1,972	447	2,419	2,073	444	2,517	2,293	501	2,794
Total medical membership	12,212	14,558	26,770	11,128	14,531	25,659	10,973	14,540	25,513

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			4,947			6,081			6,112

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	March 31, 2024	December 31, 2023	March 31, 2023
Days Claims Payable (7)	44.5	45.9	48.1

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2024	2023	$	%
Revenues:
Products	$37,717	$43,671	$(5,954)	(13.6)%
Services	2,568	920	1,648	179.1%
Total revenues	40,285	44,591	(4,306)	(9.7)%
Cost of products sold	37,532	42,416	(4,884)	(11.5)%
Health care costs	701	—	701	100.0%
Gross profit (8)	2,052	2,175	(123)	(5.7)%
Gross margin (Gross profit as a % of total revenues) (8)	5.1%	4.9%
Operating expenses	$839	$537	$302	56.2%
Operating expenses as a % of total revenues	2.1%	1.2%
Operating income	$1,213	$1,638	$(425)	(25.9)%
Operating income as a % of total revenues	3.0%	3.7%
Adjusted operating income (1)	$1,363	$1,680	$(317)	(18.9)%
Adjusted operating income as a % of total revenues	3.4%	3.8%
Revenues (by distribution channel):
Pharmacy network (9)	$20,464	$27,592	$(7,128)	(25.8)%
Mail & specialty (10)	17,262	16,145	1,117	6.9%
Other	2,559	854	1,705	199.6%
Pharmacy claims processed (5) (6)	462.9	587.3	(124.4)	(21.2)%
Generic dispensing rate (6) (11)	88.3%	88.4%

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2024	2023	$	%
Revenues:
Products	$28,120	$27,258	$862	3.2%
Services	605	667	(62)	(9.3)%
Net investment income (loss)	—	(3)	3	100.0%
Total revenues	28,725	27,922	803	2.9%
Cost of products sold	22,760	21,876	884	4.0%
Gross profit (8)	5,965	6,046	(81)	(1.3)%
Gross margin (Gross profit as a % of total revenues) (8)	20.8%	21.7%
Loss on assets held for sale	$—	$349	$(349)	(100.0)%
Operating expenses	4,852	4,980	(128)	(2.6)%
Operating expenses as a % of total revenues	16.9%	17.8%
Operating income	$1,113	$717	$396	55.2%
Operating income as a % of total revenues	3.9%	2.6%
Adjusted operating income (1)	$1,177	$1,134	$43	3.8%
Adjusted operating income as a % of total revenues	4.1%	4.1%
Revenues (by major goods/service lines):
Pharmacy	$22,784	$21,780	$1,004	4.6%
Front Store	5,370	5,597	(227)	(4.1)%
Other	571	548	23	4.2%
Net investment income (loss)	—	(3)	3	100.0%
Prescriptions filled (5) (6)	417.6	404.8	12.8	3.2%
Same store sales increase (decrease): (12)
Total	5.3%	11.6%
Pharmacy	7.3%	12.7%
Front Store	(2.2)%	7.7%
Prescription volume (6)	5.8%	5.0%
Generic dispensing rate (6) (11)	90.1%	89.4%

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2024	2023	$	%
Revenues:
Premiums	$12	$13	$(1)	(7.7)%
Services	2	2	—	—%
Net investment income	101	173	(72)	(41.6)%
Total revenues	115	188	(73)	(38.8)%
Cost of products sold	—	1	(1)	(100.0)%
Health care costs	47	52	(5)	(9.6)%
Operating expenses	551	452	99	21.9%
Operating loss	(483)	(317)	(166)	(52.4)%
Adjusted operating loss (1)	(315)	(268)	(47)	(17.5)%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
In millions	2024	2023
Health care costs payable, beginning of the period	$12,049	$10,142
Less: Reinsurance recoverables	5	5
Less: Impact of discount rate on long-duration insurance reserves (a)	(23)	8
Health care costs payable, beginning of the period, net	12,067	10,129
Add: Components of incurred health care costs
Current year	28,212	21,068
Prior years (b)	(479)	(693)
Total incurred health care costs (c)	27,733	20,375
Less: Claims paid
Current year	16,263	11,957
Prior years	9,150	7,645
Total claims paid	25,413	19,602
Health care costs payable, end of the period, net	14,387	10,902
Add: Reinsurance recoverables	4	5
Add: Impact of discount rate on long-duration insurance reserves (a)	(23)	(12)
Health care costs payable, end of the period	$14,368	$10,895
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive loss on the unaudited condensed consolidated balance sheets.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the three months ended March 31, 2024 and 2023 in the table above exclude $23 million and $22 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and $47 million and $51 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2024
	At Least
In millions, except per share amounts	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$7,135	$5.64
Non-GAAP adjustments:
Amortization of intangible assets	2,020	1.60
Net realized capital losses	18	0.01
Acquisition-related integration costs	230	0.18
Opioid litigation charge	100	0.08
Tax impact of non-GAAP adjustments	(649)	(0.51)
Adjusted income attributable to CVS Health (2)	$8,854	$7.00

Weighted average diluted shares outstanding		1,265

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, opioid litigation charges, office real estate optimization charges and losses on assets held for sale. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, opioid litigation charges, office real estate optimization charges, losses on assets held for sale, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the segment’s insured Health Care Benefits products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.

(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies, as well as activity associated with Maintenance Choice®, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(10) Health Services mail and specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug claims processed or prescriptions filled by its total claims processed or prescriptions filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.